SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE STUDENT LOAN CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	April 7, 2003

Date of Meeting:	Thursday, May 15, 2003
Time:	8:30 a.m., Eastern Time
Place:	The Rihga Royal Hotel
151 West 54th Street
New York, NY 10019
(212) 307-5000

At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

•	To elect two directors to hold office until the annual meeting in 2006, and until the election and qualification of their successors;

•	To ratify the selection of KPMG LLP as independent auditors for 2003; and

•	To transact such other business as may properly come before the meeting.

Please complete the enclosed proxy card and return it promptly in the enclosed envelope. If you do decide to attend the meeting, you may withdraw your proxy and vote in person at that time. Voting is by secret ballot. Stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 2003 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 750 Washington Boulevard, 9th Floor, Stamford, Connecticut, and also will be available for inspection at the meeting itself.

By order of the Board of Directors,

Yiannis Zographakis

Chief Executive Officer

THE STUDENT LOAN CORPORATION

750 Washington Boulevard

Stamford, CT 06901

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Student Loan Corporation (the “Corporation”). These proxies will be voted at the Annual Meeting of Stockholders of the Corporation, to be held at The Rihga Royal Hotel, 151 West 54th Street, New York, New York, on May 15, 2003 (the “Annual Meeting”), at 8:30 a.m. (Eastern Time), and at any adjournments or postponements of such meeting. The Board of Directors has set the close of business (5:00 P.M., Eastern Time) on March 31, 2003 as the record date for determining stockholders entitled to notice of and to vote at the meeting. As of the record date, there were 20 million shares of the Corporation’s common stock outstanding and eligible to vote. Each share of common stock entitles the holder thereof to one vote on each matter that is voted on at the meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 7, 2003.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Corporation has seven directors. The Corporation’s directors are divided into three classes. The directors of each class serve for a term of three years, and, therefore, the stockholders of the Corporation generally will elect one-third of the directors at each annual meeting. Of the current members, Dr. Handler and Mr. Levinson serve for a term expiring at the Annual Meeting, Mr. Beckmann and Dr. Glover serve for a term expiring at the 2004 Annual Meeting, and Mses. Doynow and Fadule and Mr. Young serve for a term expiring at the 2005 Annual Meeting.

As the term of office of two of the seven directors will expire at the Annual Meeting, accordingly, two nominees, Dr. Handler and Mr. Levinson, have been proposed for election as directors of the Corporation to hold office until the third annual meeting following their election. If any nominee is unable to serve out his or her term, the Board may appoint a successor to fill the unexpired portion. The election of each nominee requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Director Information

The following information with respect to each director is set forth below: name, age, positions and offices held, principal occupation, certain other of the director’s activities and term of office as director. Messrs. Beckmann, Levinson and Young and Ms. Doynow are officers of Citigroup Inc. or its subsidiaries. Citigroup indirectly owns 80% of the outstanding common stock of the Corporation.

Bill Beckmann, 42.    Mr. Beckmann has been Chairman of the Board of Directors of the Corporation since January 2001. Prior to that he was the President of the Corporation since October 1997 and its Chief Executive Officer since May 1998. Before joining the Corporation, from 1984 to 1994, he held a number of jobs with Citicorp subsidiaries, including managing strategic planning for the Citicorp Card Products Group, managing finance for Citicorp’s private label credit card program and managing asset dispositions for a provider of real-time financial information. From 1994 to 1997, Mr. Beckmann was a Vice President of International Business Machines, most recently with responsibility for developing IBM’s Internet business.

Mr. Beckmann is currently an employee of Citigroup and has been a director of the Corporation since October 1997. His current term as director expires at the annual meeting in 2004.

Gina Doynow, 44.    Ms. Doynow has been the Business Manager for Citicorp’s College Credit Card Unit since September 1999. Since joining Citicorp in 1988, she has held a number of operations, risk and marketing jobs within the Retail Bank and North American Card Services. These included Director of Revenue Services, a fee based enhancement business and Fraud Risk Policy Director. From 1995-1997, she also served as Citicorp’s Representative to the MasterCard International Security Committee.

Ms. Doynow has been a director of the Corporation since August 2000. Her current term as director expires at the annual meeting in 2005.

Jill H. Fadule, 39.    Since October 2001, Ms. Fadule has served as a management consultant. From 1999 until 2001, she was a Vice President at Merrill Lynch Wealth Management Services where she had responsibility for recruiting, hiring and training MBA candidates as part of Merrill Lynch’s Wealth Management Associates Program. Beginning in 1990, Ms. Fadule held several positions at Harvard Business School. From 1992 to 1997, Ms. Fadule served as Director of MBA Admissions and Chairperson of the Admissions Board. In 1997, she was promoted to Managing Director of MBA Admissions and Financial Aid and served in that role until 1999.

From 1988 to 1990, Ms. Fadule was a consultant with Bain and Company, Inc. in Boston, principally engaged in strategic planning for multinational clients. Prior to joining Bain and Company, Ms. Fadule worked for Prudential-Bache Securities as a financial analyst in the Investment Banking Division.

A graduate of Princeton University, Ms. Fadule earned an MBA degree from Harvard University.

Ms. Fadule has been a director of the Corporation since July 2001. Her current term as director expires at the annual meeting in 2005.

Glenda B. Glover, 50.    Dr. Glover has been the Dean of the School of Business of Jackson State University since 1994. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co. Dr. Glover founded the National Center for Enterprise Zone Research in 1987 and is currently the President of this non-profit economic development corporation.

In addition, Dr. Glover is a Board Examiner for AICPA and also serves on the Advisory Board for Union Planters Bank of Mississippi. Aside from being a certified public accountant, she has a Ph.D. in business and is licensed to practice law.

Dr. Glover has been a director of the Corporation since May 1998. Her current term as director expires at the annual meeting in 2004.

Evelyn E. Handler, 69.    Dr. Handler is President of Merrimack Consultants LLC, Bow, New Hampshire. She served as the Executive Director and Chief Executive Officer of the California Academy of Sciences from 1994 to 1997. Prior to joining the California Academy of Sciences, Dr. Handler served as a Research Fellow and as an Associate of the Graduate School of Education at Harvard, and a Senior Fellow at The Carnegie Foundation for the Advancement of Teaching. She served as President of Brandeis University from 1983 to 1992, and as President of the University of New Hampshire from 1980 to 1983. Previously, she was Dean of Sciences and Mathematics and professor of biological sciences at Hunter College.

A graduate of Hunter College, Dr. Handler earned her M.Sc. and her Ph.D. degrees from New York University. She has written extensively on myelogenous leukemia research. Dr. Handler is a Fellow of the American Association for the Advancement of Science and a Fellow of the New York Academy of Sciences. Additionally, she was elected to the Board of Governors of the New York Academy of Sciences in 1979. She holds honorary degrees from the University of Pittsburgh, Rivier College and Hunter College.

Dr. Handler has been a director of the Corporation since April 1993. Her current term as director expires at the Annual Meeting, and she is a nominee for election for a term that expires at the annual meeting in 2006.

Carl E. Levinson, 56.    Mr. Levinson is Division Executive of Citigroup’s Consumer Assets Division and has been Chairman of CitiMortgage, Inc. since August 1992. Mr. Levinson joined Citicorp in 1973 as a manager of Funds Transfer in the New York Operating Group. In 1975 he became head of Finance, Administration and Operations for Citicorp Remittance Services and in 1979 was appointed Business Manager for Citicorp Remittance Services, a global check processing and cash management business. From 1982 to 1984, Mr. Levinson was the Global Product Manager for Citicorp Travelers Checks. In June 1984, Mr. Levinson moved into Citicorp Retail Services as Director of Business Development and Commercial Credit. In September 1986 he was appointed President and General Manager of Citicorp Retail Services, which offers private label credit card programs to leading retailers. He was appointed General Manager of Card Services in 1991 and spearheaded a corporate expense task force during the first half of 1992.

Mr. Levinson has been a director of the Corporation since October 1994, and from July 1997 through January 2001 served as Chairman of the Board. He also served as the Corporation’s Chief Executive Officer from October 1997 to May 1998. His current term as director expires at the Annual Meeting, and he is a nominee for election for a term that expires at the annual meeting in 2006.

David W. Young, 54.    Mr. Young is the Treasurer of the Global Consumer Business of Citigroup. Mr. Young joined Citibank during 1972 in the New York State Expansion Program. He served as branch manager in Nassau County and subsequently was named district head for branches in the Syracuse and Albany areas. In 1981, he joined the Citicorp Investment Bank in Hong Kong where he was responsible for securities sales and swaps trading activities. In 1986, Mr. Young was appointed head of the exposure management division, which marketed and traded swaps and option derivatives for Citibank. During 1992, he managed the Asset Task Force to review how Citicorp managed its balance sheets and in 1993 he was made responsible for the Citibanking Treasury in the U.S. and Europe.

Mr. Young has been a director of the Corporation since August 2000. His current term as director expires at the annual meeting in 2005.

Share Ownership of Directors and Named Executives

The following directors, including director nominees, and named executives and all current directors and executive officers as a group own, as of February 25, 2003, the number of shares of the Corporation’s common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares outstanding.

Name/Position	Shares
Bill Beckmann, Director	5,000
Catherine Birch, Executive Officer	300
Gina Doynow, Director	0
Jill H. Fadule, Director	0
Glenda B. Glover, Director	0
Steven J. Gorey, Executive Officer	200
Evelyn E. Handler, Director	0
Carl E. Levinson, Director	0
Sue F. Roberts, Executive Officer	400
David W. Young, Director	0
Yiannis Zographakis, Chief Executive Officer	200
All directors and executive officers as a group (11 persons)	6,100

Certain Other Share Owners

Citibank (New York State), 99 Garnsey Road, Pittsford, New York 14534, an indirect wholly-owned subsidiary of Citigroup, is the only person known by the Corporation to own beneficially more than 5% of the Corporation’s outstanding common stock. Citibank (New York State) is the owner of 16 million shares as of February 25, 2003, accounting for 80% of the Corporation’s outstanding common stock, and has sole voting power and investment power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s outstanding common stock, to file with the Securities Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership, and annual reports of ownership of common stock. Such directors, officers, and 10% stockholders are also required to furnish the Corporation with copies of all such filed reports.

Based on its review of the forms it received, or written representations from reporting persons, the Corporation believes that, except as set forth in this paragraph, all of our directors, officers and 10% shareholders timely filed all required reports under Section 16(a) during 2002. Catherine Birch became an executive officer of the Corporation in October of 2001 and filed a Form 3 on August 8, 2002. Jill Fadule became a director of the Corporation in July of 2001 and filed a Form 3 on August 29, 2002. Catherine Birch purchased 100 shares of the Corporation’s common stock on June 18, 2002 at a purchase price of $90.63 per share. She filed her Form 4 with respect to this transaction on August 8, 2002.

Board Meeting Data

There were five meetings of the Board during 2002. Each director attended at least 75% of the total number of meetings of the Board of Directors and Board committee meetings of which he or she was a member in 2002.

Meetings of Non-Management Directors

The Corporation’s non-management directors meet in executive sessions without any management directors in attendance each time the full Board convenes for a regularly scheduled meeting, which is usually five times each year, and, if the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The responsibility for presiding at the executive sessions shall be rotated from meeting to meeting among the chairpersons of each Board committee.

Board Committees

The Board has constituted an Audit Committee and a Compensation Committee. The New York Stock Exchange does not require the Company to have a standing nominating committee since the Company is a “controlled” company having 80% of its voting power held by its affiliate, Citibank (New York State). Each of the Audit Committee and the Compensation Committee is comprised of independent directors.

The principal functions of the Audit Committee include recommending independent auditors to be employed by the Corporation and conferring with those auditors; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Corporation; and recommending to the Board policies and procedures for dealing with potential conflicts of interest. The Audit Committee, which includes Ms. Fadule, Dr. Glover and Dr. Handler, had five meetings during 2002. All members of the Audit Committee are “financially literate” as defined by the New York Stock Exchange Listing Standards, and at least one member has such accounting or related financial management expertise as to be considered an “audit committee financial expert” as defined by the Securities and Exchange Commission rules. The Board has designated Dr. Glenda B. Glover as an “audit committee financial expert.” A copy of the Audit Committee Charter, adopted by the Board, is attached to this proxy statement as Annex B.

The principal functions of the Compensation Committee are reviewing and recommending compensation for all executive officers of the Corporation, evaluating annually individual and corporate performance and evaluating information concerning such matters as competitive compensation levels and employee benefit programs. The Compensation Committee, which is comprised of Ms. Fadule, Dr. Glover and Dr. Handler, had four meetings during 2002.

A copy of the Compensation Committee Charter, adopted by the Board, is attached to this proxy statement as Annex C.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Dr. Glover, as Chairman, and Mses. Handler and Fadule. None of the Corporation’s executive officers have served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Corporation’s Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Corporation’s Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of the Corporation’s directors.

Board Compensation

In 2002 directors who were not employees of the Corporation or affiliated companies received an annual fee of $25,000 for service on the Board, an annual fee of $6,000 for service as Chairman of the Audit Committee or the Compensation Committee and a fee of $1,250 for attendance at each Board or committee meeting. Directors who are employees of the Corporation or affiliated companies do not receive any fees or additional compensation for services as members of the Board or any committee. All directors are reimbursed for travel and other related expenses.

Beginning in 2003, directors who are not employees of the Corporation or affiliated companies will receive an annual fee of $40,000 for service on the Board, an annual fee of $6,000 for service as Chairman of the Audit Committee or the Compensation Committee and a fee of $1,250 for attendance at each Board or committee meeting.

AUDIT COMMITTEE REPORT

In accordance with its written charter, which was approved in its current form by the Board of Directors on January 21, 2003, the Audit Committee assists the Board in oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing and quality of financial reporting practices of the Corporation. A copy of the Audit Committee charter is attached to this proxy statement as Annex B.

The Audit Committee consists of three independent members whose independence has been determined by the Board of Directors based upon the independence standards adopted by the Board. These independence standards incorporate the independence requirements under applicable laws, rules and regulations. Each member of the Audit Committee possesses such other qualifications as required by the New York Stock Exchange.

Management is responsible for the financial reporting process, the preparation of financial statements in accordance with generally accepted accounting principles, the system of internal controls, and the establishment of procedures designed to insure compliance with accounting standards and applicable laws and regulations. The Corporation’s independent auditors are responsible for auditing the financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. The Board of Directors has designated Dr. Glenda B. Glover as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules; however, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with generally accepted accounting principles.

During 2002, the Audit Committee had five meetings. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and the Corporation’s independent auditors, KPMG LLP. Among other things, the Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their evaluations of the Corporation’s internal controls. The Audit Committee also discussed with the Corporation’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2002 with management, the internal auditors, and KPMG LLP, the Corporation’s independent auditors.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG for audit and non-audit services and considered whether the provision of non-audit services by KPMG to the Corporation is compatible with maintaining KPMG’s independence.

At two of its meetings during 2002 and one of its meetings during 2003, the Audit Committee met with members of senior management and the independent auditors to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal controls and any fraud, whether or not material, involving management or other employees with a significant role in internal controls.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, and subject to the limitations on the role and responsibilities described above of the Audit Committee and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

By The Audit Committee

Evelyn E. Handler, Chairman

Jill H. Fadule

Glenda B. Glover

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation’s Board of Directors is responsible for reviewing and recommending compensation for all executive officers of the Corporation. The Committee, which met four times during 2002, consists of three members whose independence has been determined by the Board of Directors based upon the independence standards adopted by the Board. These standards incorporate the independence requirements under applicable laws, rules and regulations. The Committee annually evaluates individual and corporate performance. A copy of the Compensation Committee Charter is attached to this proxy statement as Annex C.

The Compensation Committee reviewed the performance of executive officers of the Corporation and the level of compensation recommended by management and determined the appropriate compensation for approval by the Board. Compensation for executive officers was determined by the Committee based on input from, and recommendations made by, the Chairman of the Board, Mr. Bill Beckmann. Performance is generally measured based on an assessment of the executives, their accomplishments and individual and corporate performance.

Compensation for the Corporation’s executive officers consists of salaries and annual cash incentive awards. In addition, all employees of the Corporation are eligible to participate in certain of the compensation plans of Citigroup and its affiliates, including a savings incentive plan, a stock purchase plan and a retirement plan. The Corporation reimburses Citigroup for the cost of its employees’ participation in Citigroup’s plans.

Total annual compensation of executive officers is based on individual and corporate performance. While corporate performance measures are considered in setting compensation levels, no specific quantitative formula is used in making compensation decisions or recommendations.

Salaries for the executive officers of the Corporation are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. Salaries are reviewed periodically and adjusted as warranted to reflect competitive pay levels. Annual cash incentive awards for the executive officers are based on an assessment of individual performance and corporate results in attaining or exceeding a set of targets agreed on by the management of the Corporation and approved by the Committee.

Incentive awards, including stock option grants, vary based on assessments of each executive officer’s individual contributions as well as corporate performance. The Committee reviews options granted to executive officers of the Corporation to purchase shares of Citigroup stock when determining whether to grant options to purchase the Corporation’s stock. Although grants of Citigroup options were made to officers of the Corporation for 2002, after consultation with Directors, the Committee determined not to recommend the grant of any options to purchase the Corporation’s stock for 2002.

In determining the salary, bonus, options and other compensation to be granted to the Corporation’s Chief Executive Officer, Yiannis Zographakis, in fiscal year 2002, the Compensation Committee followed the policies for executive compensation described above. The Compensation Committee approved Mr. Zographakis’ increase in salary and bonus on his successful fulfillment of almost all of the goals that the Compensation Committee had set forth for Mr. Zographakis in fiscal year 2002. The Committee believes that the leadership provided by Mr. Zographakis and the other executive officers of the Corporation was critical to the Corporation’s superior financial performance and that Mr. Zographakis’ commitment, along with the commitment of the other executive officers of the Corporation, to further improve the Corporation’s corporate governance has well positioned the Corporation for continued success.

By the Compensation Committee

Glenda B. Glover, Chairman

Evelyn E. Handler

Jill H. Fadule

EXECUTIVE OFFICERS

The executive officers of the Corporation are set forth below. Officers serve at the pleasure of the Board.

Name	Age	Position and Office Held
Yiannis Zographakis	40	Chief Executive Officer
Sue Fowler Roberts	52	President
Catherine Birch	41	Vice President, Secretary and General Counsel
Steven J. Gorey	42	Vice President and Chief Financial Officer

Ms. Birch joined the Corporation in September 2001. She first joined Citibank in July of 2000 and acted as Vice President and General Counsel of Citibank’s Consumer Finance Group. Prior to joining Citibank, Ms. Birch was a partner at Cummings & Lockwood, a full service law firm located in Stamford, Connecticut.

Mr. Gorey joined the Corporation in August 2000. Prior to joining the Corporation, Mr. Gorey was Chief Financial Officer of Citibank’s Consumer Assets Division. Prior to joining Citibank in November of 1998, Mr. Gorey spent thirteen years at Lehman Brothers in various senior financial management capacities.

Ms. Roberts joined the Corporation in November 1998. Prior to joining the Corporation, she was President and Chief Executive Officer of Education First Marketing, LLC, a joint venture between Sallie Mae and Chase Manhattan Bank. From 1991 to March 1998, Ms. Roberts was a Vice President of Sallie Mae, most recently with responsibility for Sales, East Region.

Mr. Zographakis joined the Corporation in March 1998 as the Chief Financial Officer and Treasurer. In July 2000, he was appointed as the Chief Operations Officer, and, in January 2001, he was named the Chief Executive Officer. Prior to joining the Corporation, Mr. Zographakis held various positions with Citibank, including Treasurer for the Consumer Bank in Greece, Director of Finance for CitiMortgage, Financial Controller for the Consumer Finance Division and Director of Finance for the Consumer Assets Division. Mr. Zographakis joined Citibank in 1990.

Compensation

Compensation of employees is based on an assessment of each individual employee’s performance as well as the Corporation’s performance in attaining or exceeding a set of targets agreed on by the management of the Corporation and approved by the Compensation Committee. Employees of the Corporation participate in the compensation plans of Citigroup and its affiliates. Generally, compensation for the Corporation’s executive officers consists of salary and an annual cash incentive award (both of which are paid directly by the Corporation), as well as a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees of Citigroup affiliates generally, in which executive officers also participate. The Corporation reimburses Citigroup for all costs incurred in connection with its employees’ participation in Citigroup benefit plans. Certain officers and other employees of the Corporation have also received options to purchase Citigroup stock (“Citigroup options”).

The tables on pages 10 through 13 show, among other things, salaries and bonuses paid during the last three years, Citigroup options granted in 2002 and aggregate Citigroup option exercises in 2002 for the named executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation

Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards(2)	Number of Securities Underlying Citigroup Options Granted(3)	All Other Compensation(4)

Catherine Birch(5)	2002	$171,800	$45,000	$15,000	1,072	$0
Vice President	2001	$161,944	$37,500	$12,500	1,000	$0
and General Counsel	2000	$160,000	$22,500	$7,500	2,000	$0

Steven Gorey(6)	2002	$169,000	$127,500	$42,500	4,825	$0
Vice President and	2001	$157,500	$116,250	$38,750	4,500	$0
Chief Financial Officer	2000	$156,000	$112,509	$37,491	8,000	$0

Sue Fowler Roberts	2002	$206,000	$157,500	$52,500	5,147	$0
President	2001	$200,000	$131,250	$43,750	4,375	$0
	2000	$191,500	$120,023	$39,977	6,533	$0

Yiannis Zographakis	2002	$150,000	$157,500	$52,500	5,147	$151,830	(4)
Chief Executive Officer	2001	$150,000	$135,000	$45,000	4,375	$134,620	(4)
	2000	$150,000	$140,000	$0	6,533	$90,876	(4)

(1)	Bonus awards were made in 2003 based on 2002 performance.

(2)	Restricted stock awards represent the value of Citigroup common stock (discounted 25% from market value to reflect restrictions on transfer and the possibility of forfeiture) granted under the Citigroup capital accumulation program (“CAP”). Under CAP, a recipient may not transfer restricted stock for three years after the award. If the recipient is still employed by a Citigroup subsidiary at the end of three years, the restricted stock becomes fully vested and freely transferable. From the date of the award, the recipient can vote the restricted stock and receives full dividends. As an alternative, individuals may elect to receive Citigroup options rather than restricted stock for a portion of their respective awards. The options have comparable market value to the stock and vest equally over three years.

(3)	Citigroup option grants are shown in the fiscal year granted. Citigroup options for 2002 were granted in February 2002, Citigroup options for 2001 were granted in January 2001, and Citigroup options for 2000 were granted in April 2000. All Citigroup options indicated in the table above are options to purchase the common stock of Citigroup, and the numbers of shares underlying Citigroup options have been adjusted for (i) the 2.5-to-1 exchange ratio applicable to Citicorp shares in the April 1998 Citicorp-Travelers Group merger, (ii) the 3-for-2 stock split effected by Citigroup in May 1999, and (iii) the 4-for-3 stock split effected by Citigroup in August 2000. Option grants shown above do not include options from restricted stock elections as noted in (2) above.

(4)	Represents payments made to Mr. Zographakis, who is a resident non-citizen, to compensate him for the additional costs and expenses associated with working in a country other than his country of residence.

(5)	Ms. Birch’s employment with the Corporation commenced in September 2001. Before September 2001, she was employed by an affiliate of the Corporation and her compensation was paid by that affiliate. As noted previously, Ms. Birch began employment with the affiliate in July 2000; for comparative purposes, her 2000 salary has been annualized. Citigroup paid Ms. Birch’s incentive award in 2001.

(6)	Mr. Gorey’s employment with the Corporation commenced in August 2000. From November of 1998 until August 2000, Mr. Gorey was employed by an affiliate of the Corporation and his compensation was paid by that affiliate.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Citigroup Options Granted(1)	Percent of Total Citigroup Options Granted to Citigroup Employees in Fiscal Year(2)	Exercise Price ($/share)	Expiration Date	Grant Date Present Value(3)

Catherine Birch	1,470	0.0%	$42.0522	2/13/12	$17,000
Steven Gorey	6,058	0.0%	$42.0664	2/13/12	$70,000
Sue Fowler Roberts	6,539	0.0%	$42.0644	2/13/12	$76,000
Yiannis Zographakis	5,147	0.0%	$42.1097	2/13/12	$60,000

(1)	The 2002 Citigroup options are options to purchase the common stock of Citigroup, and were granted to certain employees of the Corporation meeting specified criteria, including minimum term of service and maximum annual compensation and based upon individual employee and Corporate performance. The Citigroup options generally vest in cumulative installments of 20% per year over a five year period and remain exercisable until the tenth anniversary of the date of the grant. The grants include options received as an alternative to restricted stock as discussed in notes (1) and (2) to the Summary Compensation Table.

Under the Citigroup reload program, Citigroup option holders can use Citigroup common stock they have owned for at least six months to pay the exercise price of their options and have shares withheld for the payment of income taxes due on exercise. They then receive a new reload option to make up for the shares they used or had withheld.

At the time of grant a determination is made whether a Citigroup option may be exercised under the reload program, and the program guidelines may be amended by Citigroup at any time. For optionees who are eligible to participate in the reload program, the issuance of a reload option is not a new discretionary grant. Rather, the issuance results from rights that were granted to the Citigroup option holder as part of the initial Citigroup option grant. The reload option does not vest (i.e., become exercisable) for six months and expires on the expiration date of the initial grant.

Each of the Citigroup options detailed above was granted as an initial Citigroup option and all may be exercised under the reload program.

(2)	No individual listed above had more than 0.1% of the total Citigroup options granted to all employees of Citigroup and its subsidiaries. The Student Loan Corporation’s employees received approximately 71,000 Citigroup options for 2002.

(3)	The “Grant Date Present Value” numbers set forth in the table above were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing such model:

•	stock price volatility was calculated by using the closing price of Citigroup’s common stock for a period of time prior to the date of grant equal to the estimated option life;

•	the risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the estimated option life, as reported by the Federal Reserve;

•	the dividend yield (based upon the actual annual dividend rate during 2002) was assumed to be constant over the life of the option; and

•	for options that vest at a rate of 20% per year, exercise of the Citigroup option was assumed to occur approximately three and one-half years after the date of grant, based on an estimate of the respective average period between the grant date and exercise date.

The potential value of Citigroup options granted depends entirely upon a long-term increase in the market price of Citigroup’s common stock; if the stock price does not increase, the Citigroup options would be worthless.

OPTION EXERCISES TABLE

The following table shows the aggregate number of shares underlying options exercised in 2002 and the value at year-end of outstanding options, whether or not exercisable.

AGGREGATED CITIGROUP OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUE

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Citigroup Options at Fiscal Year End (1)		Value of Unexercised In-The-Money Citigroup Options at Fiscal Year End (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Catherine Birch	-0-	-0-	1,072	3,614	-0-	-0-
Steven Gorey	-0-	-0-	5,683	15,922	$5,714	$3,810
Sue F. Roberts	-0-	-0-	10,173	18,783	$28,572	$19,048
Yiannis Zographakis	-0-	-0-	24,973	14,389	$282,560	$17,077

(1)	Shares and options to purchase shares of Citicorp were automatically converted into shares and options to purchase shares, respectively, of Citigroup on October 8, 1998, at the ratio of 2.5 Citigroup shares for each Citicorp share. On May 28, 1999, Citigroup completed a 3-for-2 split of its shares and on August 25, 2000, Citigroup completed a 4-for-3 split of its shares. The value of Citigroup options reflected in the table is the market value of common stock on December 31, 2002 minus the related exercise price. The market value of Citigroup’s common stock on the New York Stock Exchange composite tape as of December 31, 2002 was $35.19 per share.

Employment Protection Agreements

None of the executive officers of the Corporation have any employment agreements with the Corporation.

Retirement plans

Qualified Pension Plan

The Corporation’s domestic employees are covered by the Citigroup pension plan. Prior to January 1, 2002, different formulas applied depending upon a given employee’s specific employment history with Citigroup. Effective January 1, 2002, this plan provides a single benefit formula for most of the covered population. Employees become eligible to participate in the Citigroup pension plan after one year of service, and benefits under the Citigroup pension plan generally vest after 5 years of service. The normal form of benefit under the Citigroup pension plan is a joint and survivor annuity (payable over the life of the participant and spouse) for married participants, and a single life annuity (payable for the participant’s life only) for single participants. Other forms of payment are also available.

The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6%; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds. Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

Mr. Zographakis participates in a pension plan provided by an indirect wholly owned subsidiary of Citigroup located in Greece, where Mr. Zographakis is a citizen. The other named executives of the Corporation are covered as indicated above.

Nonqualified Pension Plans

Effective January 1, 2002, Citigroup’s nonqualified pension programs no longer provide accruals for most employees covered by Citigroup’s qualified pension plan. No further cash balance benefits will be accrued under these programs for most of the covered population. Prior to 2002, these nonqualified programs provided retirement benefits for compensation in excess of the Internal Revenue Code compensation limit ($200,000 for 2003), or in respect of benefits accrued in excess of the Internal Revenue Code benefit limit ($160,000 for 2003).

The estimated annual benefit provided in total by all plans described above, expressed in the form of a single life annuity, is as follows:

Executive	Years of service through 2002	Estimated annual benefit
Catherine Birch	2	$39,012
Steven Gorey	4	$47,063
Sue Fowler Roberts	4	$26,246
Yiannis Zographakis	12	$97,527

These estimates are based on the following assumptions:

•	The benefit is determined as of age 65 (or current age if older);

•	Covered compensation for each covered executive remains constant at 2002 levels;

•	Regulatory limits on compensation and benefits, and the Social Security Wage Base, remain constant at 2003 levels;

•	The interest credit rate for cash balance benefits for 2003 (5.1%) remains constant; and

•	The interest rate used to convert hypothetical account balances to annual annuities for 2003 (5.1%) remains constant.

In addition, Mr. Zographakis’s benefits are denominated in Euros. Accordingly his estimated annual benefit was converted into U.S. Dollars using a ratio of 1.0492 Euros per U.S. Dollar as reported by Bloomberg L.P. for December 31, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has engaged and expects to continue to engage in a variety of business arrangements with Citigroup and its affiliates. Management believes that these agreements and transactions are on terms no less favorable to the Corporation than those that could be obtained from unaffiliated third parties.

Citibank (New York State), the beneficial owner of more than 5% of the Corporation’s outstanding common stock, has made available to the Corporation credit facilities pursuant to which the Corporation may borrow up to $25 billion for specified terms and at specified variable interest rates. At December 31, 2002, the Corporation’s outstanding borrowings under these facilities were approximately $19.8 billion. During 2002, the Corporation incurred approximately $579.2 million in interest and fees to Citibank (New York State) pursuant to these credit facilities.

During 2002, the Company entered into interest rate swap agreements with notional amounts of $3.2 billion with an affiliate of Citigroup. Interest expense of approximately $2.0 million was incurred in 2002 pursuant to these agreements.

Citigroup, which indirectly owns all of the stock of Citibank (New York State), Citibank, N.A., and other banking corporations, has agreed that neither Citigroup nor any of its majority-owned subsidiaries (other than the Corporation) will engage in the business of originating guaranteed student loans under the federal guaranteed student loan program or successor legislation or certain “alternative” student loans (collectively, “covered student loans”). The agreement will not prevent Citigroup or its subsidiaries from acquiring any institution that is in the business of originating covered student loans, provided that Citigroup or its subsidiaries must cease or dispose of the business within a specified period. The agreement does not restrict Citigroup and its affiliates from acquiring, holding or servicing covered student loans. Currently, Citigroup and its subsidiaries (other than the Corporation) do not hold or service any material amount of covered student loans, and have no plans to engage in such business to any significant extent. In addition, the agreement contains no restrictions on any lending activity, other than originating covered student loans, by Citigroup and its affiliates. Citibank (New York State) and other bank subsidiaries of Citigroup are in the business of making personal loans, the proceeds of which may be used to finance educational costs and expenses.

The agreement also restricts the Corporation from engaging in certain business activities that would compete with other affiliates of Citigroup. The Corporation does not believe that the agreement imposes any material restrictions on its current or planned operations. The agreement currently runs through December 31, 2004.

Citigroup and its subsidiaries have licensed to the Corporation, for as long as the Corporation remains a direct or indirect majority-owned subsidiary of Citigroup, certain trade names and trademarks for use in the Corporation’s business. In addition, Citibank (New York State) and certain of its bank affiliates currently allow the use of their mailing lists and provide other marketing arrangements to the Corporation, and the Corporation allows the use of its customer list by those affiliates during that same period.

The Corporation and Citibank (New York State) have agreed that Citibank (New York State) or its affiliates will perform certain other functions and services for the Corporation. These services include data processing, financial and regulatory reporting, financial systems, payroll and benefits administration, telecommunications, audit, payment processing, legal affairs and support staff. The Corporation incurred approximately $13.9 million for the cost of those services provided by Citibank (New York State) and its affiliates in 2002. In addition, the Corporation has outsourced a substantial portion of its operations, including the servicing of its student loan portfolio, to Citibank USA, N.A. and other of its affiliates. The Corporation paid approximately $32.4 million pursuant to these outsourcing arrangements in 2002.

Citibank, N.A. provides the Corporation’s office facility and furniture in Pittsford, New York under a lease agreement that, during 2002, provided for annual payments of approximately $1.3 million, which included the Corporation’s allocable share of utilities and security expenses. The agreement expires in February 2007. The Corporation also pays for the Corporation’s office facility and furniture in Stamford, Connecticut. There is no lease agreement for the Stamford, Connecticut office facility. During 2002, the Corporation paid $0.3 million for use of the Stamford facility, which included the Corporation’s allocable share of utilities, security and cafeteria expenses.

In order to comply with applicable banking laws, loans made under the Corporation’s CitiAssist program are originated by Citibank (New York State) at the request of the Corporation and serviced by the Corporation. Expenses incurred by the Corporation in underwriting, disbursing and servicing CitiAssist loans for Citibank (New York State) are reflected in a service fee charged to Citibank (New York State) pursuant to an intercompany agreement. During 2002, Citibank (New York State) paid the Corporation approximately $8.0 million in fees in connection with the agreement. CitiAssist loans are purchased by the Corporation at a premium shortly after the final disbursement is made. As of December 31, 2002, the Corporation’s CitiAssist loan portfolio totaled $1,870 million.

The Corporation is included in various income tax or franchise tax returns of groups including Citibank (New York State) and other affiliated companies. The Corporation and Citibank (New York State) have entered into an agreement providing for allocations of various tax payments. The agreement also provides that the Corporation will pay to Citibank (New York State) one-half of the tax benefit derived by the Corporation as a result of specified transactions related to the establishment of the Corporation in 1992. During 2002, the Corporation made tax payments (net of tax refunds) of approximately $71.2 million to Citibank (New York State) pursuant to this agreement.

CUMULATIVE TOTAL RETURN

The following graph and table compare the annual changes in cumulative total return for the last five years with the cumulative total return of the S&P 500 index and of SLM Corporation. The graph and table show the value at year-end 2002 of $100 invested at the closing price on December 31, 1997 in the Corporation’s common stock, the S&P 500, and SLM Corporation common stock. The comparisons in this table are set forth in response to Securities and Exchange Commission (SEC) disclosure requirements, and, therefore, are not intended to forecast or be indicative of future performance of the common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

THE STUDENT LOAN CORPORATION, THE S&P 500 AND

SLM CORPORATION

	1998(1)	1999(1)	2000(1)	2001(1)	2002(1)
The Student Loan Corporation	$100	$116	$134	$212	$265
S&P 500 Index	$100	$121	$110	$100	$78
SLM Corporation	$100	$89	$146	$198	$247

PROPOSAL 2:    STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as the independent auditors of the Corporation for 2003. The appointment of this firm is proposed by the Audit Committee based, in part, on KPMG’s review of and familiarity with the Corporation’s business as part of its audit of Citigroup. KPMG has served as the independent auditor for the Corporation since it commenced operations in 1992, for Citibank, N.A. since 1964, for Citicorp since it commenced operations in 1968 and for Citigroup and its predecessors since 1969.

Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters. Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the meeting.

The Board of Directors recommends a vote FOR this proposal.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Corporation by KPMG during the year ended December 31, 2002 and December 31, 2001:

Audit Fees:    Audit fees include fees paid by the Corporation to KPMG in connection with the annual audit of the Corporation’s financial statements and KPMG’s review of the Corporation’s interim financial statements. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by our independent auditors. The aggregate fees billed to the Corporation by KPMG for audit services rendered to the Corporation for the years ended December 31, 2002 and December 31, 2001 totaled approximately $190,000 and $128,000, respectively.

Audit Related Fees:    Audit related services include financial statement audits, internal control reviews, accounting policy compliance, securitization due diligence and related attestation services. The aggregate fees billed to the Corporation by KPMG for audit related services rendered to the Corporation for the years ended December 31, 2002 and December 31, 2001 totaled approximately $408,000 and $80,000, respectively. The increase in audit related fees from 2001 to 2002 was due primarily to securitization due diligence as well as additional audit work performed by KPMG that was associated with the review of financial disclosures and compliance with the Sarbanes-Oxley Act of 2002.

Tax Fees:    Tax fees include corporate tax compliance, counsel and advisory services. The aggregate fees billed to the Corporation by KPMG for tax related services rendered to the Corporation for the years ended December 31, 2002 and December 31, 2001 totaled approximately $58,000 and $56,000, respectively.

All Other Fees:    No fees (other than those described above) were billed to the Corporation by KPMG for other services rendered to the Corporation during the years ended December 31, 2002 and 2001.

The Audit Committee has determined that the provision of non-audit services in 2002 by KPMG was compatible with KPMG’s independence.

Approval of Independent Auditor Services and Fees

The Corporation’s audit committee has consistently reviewed all fees charged by the Corporation’s independent auditors, and actively monitored the relationship between audit and non-audit services provided. During the latter half of 2002, the Corporation reviewed its existing practices regarding the use of its primary independent auditors to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. Effective January 1, 2003, the Corporation will no longer engage its primary independent auditors for non-audit services other than “audit-related services,” as defined by the SEC, and certain tax services. Audit related services comprise assurance and related activities, and principally include services associated with internal control reviews, reports related to regulatory filings and general accounting and reporting advice. Tax services include principally compliance, counsel and advisory services.

Effective January 1, 2003, the audit committee must pre-approve all services provided by the Corporation’s independent auditors and fees charged. The audit committee has further mandated that all independent auditor services strictly adhere to the limitations contained with the SEC’s release, “Strengthening the Commission’s Requirements Regarding Auditor Independence,” which was issued in final form in January 2003. The release restricts engagement of the primary independent auditors to perform non-audit services; requires audit committee pre-approval of all audit and non-audit services; limits the duration of time certain partners can serve on the audit engagement and the manner of the partners’ compensation; restricts employment of senior engagement team personnel; requires the auditor to report certain matters to the audit committee; and requires certain disclosures to investors of information related to the nature of audit and non-audit services provided and associated fees. Administration of the policy is centralized within, and monitored by, the Corporation’s senior management, which reports throughout the year to the audit committee.

CORPORATE GOVERNANCE

The Corporation aspires to the highest standards of ethical conduct: reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Corporation’s business.

Corporate Governance Guidelines

The Corporation adopted a formal set of Corporate Governance Guidelines which embody many of our long-standing practices and incorporate new policies and procedures which strengthen our commitment to best practices. The following is a summary of certain key elements of our Corporate Governance Guidelines. The full text of the Guidelines is set forth in Annex A to this proxy statement.

The Guidelines outline the composition, operations and responsibilities of the Board of Directors. At least three of the members of the Board should be independent. As the Corporation is a “controlled company” having 80% of its voting power held by an affiliate, Citibank (New York State), the New York Stock Exchange does not require the Corporation to have a majority of independent directors on the Board. A description of our independence criteria and our independence determinations are set forth below. The number of other public company boards on which a director may serve is subject to a case-by-case review by the Board, in order to ensure that each director is able to devote sufficient time to perform his or her duties as a director.

The Guidelines require that all members of the committees of the Board must be independent. The Board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Corporation.

The Guidelines provide for executive sessions at each Board meeting, both with and without the Chief Executive Officer present. Each committee shall conduct its own self-evaluation and report the results of its findings to the board. Directors have full and free access to senior management and other employees of the Corporation and are provided with an orientation program for new directors and a continuing education program for all members of the Board.

The Board reviews the compensation committee’s report on the Chief Executive Officer’s performance in order to ensure that the Chief Executive Officer is providing the best leadership for the Corporation in the long and short term. The Board also works with the compensation committee to evaluate potential successors to the Chief Executive Officer.

The Guidelines restrict certain financial transactions between the Corporation and senior management and their immediate families. Personal loans to directors and their immediate family members other than credit cards, charge cards, and overdraft checking privileges made on market terms in the ordinary course of business are prohibited. Also prohibited are personal loans to executive officers or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, and overdraft checking privileges.

The Guidelines prohibit investments by the Corporation or any member of senior management in a private entity in which a director is a principal or a publicly-traded entity in which a director owns or controls a 10% interest.

Director Independence

The Board has determined that all directors other than Bill Beckmann, Carl Levinson, Gina Doynow and David Young are “independent” within the meaning of the proposed rules of the New York Stock Exchange, based on current application of the standards set forth below that were adopted by the Board.

•	Relationships as Client

Neither a director nor any immediate family member shall have any personal loans from the Corporation, except for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Any brokerage services, private banking services, insurance and other financial services provided to a director of any member of his/her immediate family must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	Consulting Arrangements/Other Compensation

Neither a director nor any immediate family member shall:

(i)	have received any compensation from the Corporation or any executive officer of the Corporation any compensatory fees or personal benefits other than standard compensation arrangements applicable to directors generally; nor

(ii)	have had a personal services contract with the Corporation or with any executive officer of the Corporation within the last five years.

•	Investments

A director and each member of his/her immediate family must comply with the Corporation’s policy on investments as set forth in the Corporate Governance Guidelines.

•	IPO Allocations

Neither a director nor any member of his/her immediate family may receive an IPO allocation.

•	Business Relationships

Any payments by the Corporation to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, the aggregate amount of such payments must not exceed 1% of the gross revenues of the company receiving the payment.

Any payments to the Corporation by a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

All lending relationships, deposit relationships, or other banking relationships between the Corporation, on the one hand, and a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director, on the other hand, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Any extensions of credit by the Corporation or its subsidiaries to such entity or its subsidiaries must comply with applicable law, including Regulation O of the Federal Reserve and FDIC guidelines.

•	Charitable Contributions

Neither a director nor any immediate family member may be an officer, director, or trustee of a foundation, university, or other non-profit organization that receives from the Corporation, contributions in an amount which exceeds the greater of $25,000 or 10% of the total annual receipts received by the entity in a year.

•	Interlocking Directorates

No inside director or executive officer of the Corporation shall serve as a director of a company where a Corporation outside director is an executive officer.

•	Employment

A director shall not:

(i) be or have been an employee of the Corporation within the last five years;

(ii) be part of, or within the past five years have been part of, an interlocking directorate in which an  executive officer of the Corporation serves or has served on the compensation committee of a  company that currently employs or employed the director; or

(iii) be or have been affiliated with or employed by a present or former auditor of the Corporation within the five year period following the auditing relationship.

A director may not have a family member who:

(i) is a member of senior management of the Corporation or has been within the last five years;

(ii) is part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of a company that concurrently employs such family member; or

(iii) is or has been affiliated with or employed by a present or former auditor of the Corporation within the five year period following the auditing relationship.

•	Other Transactions

Relationships not specifically mentioned above, or transactions that may have taken place prior to the adoption of these independence standards may, in the Board’s judgment, be deemed not to be material and the director will be deemed independent if, after taking into account all relevant facts and circumstances, the Board determines that the existence of such relationship or transaction would not impair the director’s exercise of independent judgment.

•	Definitions

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse and other “family members” (including children) who share the director’s home or who are financially dependent on the director, (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest, and (iii) the term “family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

Code of Ethics

The Board has adopted a Code of Ethics for Financial Professionals governing the principal executive officer of the Corporation and all Corporation professionals serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.studentloan.com. Click on “About Us” and then “Code of Ethics for Financial Professionals.” It has also been filed as an exhibit to the Corporation’s Annual Report on Form 10-K. The Corporation intends to disclose amendments to, or waivers from, the Code of Ethics, if any, on the Corporation’s website.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern the activities of the Corporation, and establishes guidelines for professional conduct in the workplace. The code of Conduct applies to directors as well as employees. Every employee is required to read and sign the Code of Conduct. A copy of the Code of Conduct is available on the Corporation’s website at www.studentloan.com. Click on “About Us” and then “Code of Conduct.”

OTHER MATTERS

The Corporation will bear the cost of solicitation of proxies. Proxies may be solicited by mail, personal interview or telephone. Directors, officers and regular employees of the Corporation may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $20,000 plus out-of-pocket expenses.

As of the date of this Proxy Statement, the Corporation does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

Only stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 2003 will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of the Corporation’s Board, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders’ directions. Signing the proxy card does not affect a stockholder’s right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the Corporation prior to the convening of the meeting. If no directions are given, proxies will be voted for the election of directors and for the approval of the selection of independent auditors. On these matters, abstentions and broker non-votes are not considered votes cast.

Citibank (New York State), an indirect wholly-owned subsidiary of Citigroup, which exercises sole voting power over a majority of the outstanding shares of common stock, has advised the Corporation that it intends to vote all such shares in favor of the election of the nominees named herein and the ratification of the Corporation’s independent auditors. Because of the voting power of Citibank (New York State), the nominees are assured election and the ratification of independent auditors is assured passage.

Copies of the Corporation’s Annual Report to Stockholders and Form 10-K may be obtained without charge by writing to the Corporation at 750 Washington Boulevard, Stamford, Connecticut 06901, Attention: Investor Relations, or by telephone request to (203) 975-6237.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION’S 2004 PROXY STATEMENT

In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Corporation will accept proposals of stockholders for possible inclusion in the Corporation’s 2004 Proxy Statement through the close of business on December 9, 2003.

ANNEX A

THE STUDENT LOAN CORPORATION

CORPORATE GOVERNANCE GUIDELINES

Mission

The Student Loan Corporation (the “Company”) aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s business.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to balance the interests of its constituencies, including the educational institutions that it works with, its customers and employees. In all actions taken by the Board, the Directors are expected to exercise their sound business judgment in what they reasonably believe to be in the best interests of the Company. In discharging that obligation, absent evidence to the contrary, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. Independent Directors (as defined herein) shall be recommended to the Board of Directors by the Chairman for approval, after consultation by the Chairman with the Compensation Committee. All other Directors may be nominated from time to time by the majority shareholder of the Company and be recommended to the Board of Directors for approval. At each Annual Meeting, up to three members of the Board of Directors are elected by stockholders to serve for a three-year term.

Independence and Qualification of Directors

At least three of the members of the Board shall meet the criteria for independence as affirmatively determined by the Board in accordance with the New York Stock Exchange (“NYSE”) listing standards and any other applicable laws, rules and regulations regarding independence in effect from time to time. The Company is not required to have a majority of Independent Directors since 80% of its shares of stock are held by its affiliate, Citibank (New York State). All such members of the Board meeting such criteria shall be referred to herein as “Independent Directors.” The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Board, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Retirement from the Board

Directors appointed to the Board may serve on the Board until the Annual Meeting of the Company next following their 72nd birthday, and may not be re-elected after reaching age 72, unless this requirement has been waived by the Board for a valid reason. This provision shall not be applicable to any Director who has been appointed to serve one or more terms as a member of the Board of the Directors prior to July 1, 2002.

Evaluation of Board Performance/Term Limits

The Chairman of the Board, in consultation with the other Directors, shall conduct an annual review of Board performance and Board committee performance. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each Director’s skills, areas of expertise, qualification as independent under the NYSE listing standards and any other applicable laws, rules and regulations, consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board, and such other factors as may be determined to be appropriate for review. The results of the review of Board performance shall be summarized and presented to the Board. The Company has not adopted term limits for Directors.

Board Meetings

Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide ample time for review beforehand, typically a week in advance. The Chairman shall establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and shall also establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The Independent Directors shall meet in executive session at each meeting without the Chief Executive Officer or any other Directors present. The responsibility for presiding at the executive sessions shall be rotated from meeting to meeting among the chairs of each Board committee. The rotational nature of this responsibility shall be disclosed in the Company’s annual proxy statement.

Annual Strategic Review

The Board shall review the Company’s strategic plans, topical items the Board feels are needed to better understand the Company’s performance, and the principal issues that it expects the Company may face in the future during at least one Board meeting each year.

Communications

The Board believes that the senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, subject, however, to receipt of prior approval from a majority of Board members.

Board Committees

The standing committees of the Board are the Audit Committee and the Compensation Committee. All members of these committees shall meet the independence criteria, as determined by the Board, set forth in the NYSE listing standards, and any other applicable laws, rules or regulations regarding independence. The members of the Audit Committee and Compensation Committee, and the chairpersons of such Committees, shall be appointed by the Board on the recommendation of the Chairman of the Board.

Each committee shall have its own written charter which shall comply with the applicable NYSE listing standards, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board. The Audit Committee charter and the Compensation Committee charter shall be approved and adopted by the Board.

The chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year each committee shall establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee shall be furnished to all Directors.

The Board and each committee shall each have the power to hire and fire for itself independent legal, financial or other advisors, as they may deem necessary for Board purposes or for any committee purpose, without consulting or obtaining the approval of any officer of the Company in advance; however, each committee must provide notice to the Chairman of the Board of any retained services.

The Board may establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Company. If the Chief Executive Officer wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Chairman of the Board. This recommendation shall be based on an annual review of director compensation of companies of similar size and market capitalization. Directors who are employees of the Company or any of its subsidiaries or affiliates shall not receive any compensation for their services as Directors. Directors who are not employees of the Company or any of its subsidiaries or affiliates shall not enter into any consulting arrangements with the Company nor its competitors.

Director Orientation and Continuing Education

The Company shall provide an orientation program for new Directors. Attendance by new Directors at such orientation programs shall be mandatory. The Company shall also provide continuing education programs for all members of the Board from time to time. These programs shall include presentations by senior management on the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Company’s significant facilities, to the extent practical, or to industry sales conferences. All Directors are invited to participate in the orientation and continuing education programs.

Chief Executive Officer and Senior Officer Performance

The Compensation Committee shall conduct an annual review of the Chief Executive Officer’s performance, as well as the performance of all other senior officers, as set forth in its charter. The Board of Directors shall review the Compensation Committee’s report in order to ensure that the Chief Executive Officer is providing the best leadership for the Company in the long and short term.

Succession Planning

The Compensation Committee shall make an annual report to the Board on succession planning. The Chairman shall meet periodically with the Compensation Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Candidates for the role of successor to the Chief Executive Officer shall be nominated by the Chairman and reviewed by the Compensation Committee prior to succession.

Code of Conduct and Code of Ethics

The Company has adopted a Code of Conduct, Code of Ethics for Financial Professionals and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Company’s business operations. The Audit Committee shall monitor compliance with the Code of Conduct, Code of Ethics for Financial Professionals and other internal policies and guidelines.

Insider Transactions

The Company prohibits purchases of Company stock by the Company from employees. Directors and executive officers of the Company shall comply in all respects with the terms of the Company’s Personal Trading Policy.

Stock Options

The Company prohibits the repricing of any stock options offered to its employees.

Loans to Directors and Executive Officers

The Company shall not make any personal loans to Directors or to immediate family members of Directors. The only exceptions shall be for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business of the Company, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public.

The Company shall not make any personal loans to executive officers, or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker dealer subsidiary of the Company made in the ordinary course of business of the Company, of a type that is generally made available to the public, and is on market term, or terms that are no more favorable than those offered to the general public.

Investments

Neither the Company nor any member of senior management shall make any investment in a partnership or other privately-held entity in which a Director is a principal or in a publicly-traded company in which a Director directly owns or controls more than a 10% interest. Executive officers may not invest in partnerships or other entities unless these investment opportunities are open to a reasonable number of other qualified employees.

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

ANNEX B

THE STUDENT LOAN CORPORATION

AUDIT COMMITTEE CHARTER

Mission

The Audit Committee of The Student Loan Corporation (“SLC”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of SLC’s financial statements and financial reporting process and SLC’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (ARR); (iii) the annual independent audit of SLC’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by SLC with legal and regulatory requirements, including SLC’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in SLC’s annual proxy statement.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that SLC’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Membership

The Audit Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the New York Stock Exchange and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

At least one member of the Audit Committee will be a financial expert as defined by the Securities and Exchange Commission.

The members of the Audit Committee and the Audit Committee Chairman shall be appointed by the Board on the recommendation of the Chairman of the Board. Audit Committee members may be replaced by the Board with new members, provided such new members satisfy the membership requirements.

Authority

The Audit Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to stockholder ratification) and shall set compensation and approve in advance all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee shall consult with management, but shall not delegate these responsibilities.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Committee. SLC shall provide funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any advisors employed by the Audit Committee.

The Audit Committee shall be responsible for the oversight of the resolution of disagreements between management and auditors concerning financial reporting.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Meetings and Access

•	Meet as often as it determines, but not less frequently than quarterly.

•	Meet separately, periodically, with management, internal auditors, and independent auditors.

•	Regularly report to the Board on the Committee’s activities.

•	Annually review and evaluate its own performance.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement and Disclosure Matters

•	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in SLC’s Form 10-K.

•	Review and discuss with management and the independent auditors SLC’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

•	Discuss generally SLC’s earnings press releases, as well as financial information. The discussion may be done generally (consisting of a discussion of the types of information to be provided and types of presentations to be made) to the extent required by applicable law or listing standards. The Committee need not discuss in advance each earnings release or each instance in which SLC may provide earnings guidance.

•	Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (1) any significant deficiencies in design or operation of internal controls or material weaknesses therein and (2) any fraud, whether or not material, involving management or other employees who have a significant role in SLC’s internal controls.

•	Receive and discuss reports from management on an annual and/or as needed basis.

•	Review and discuss quarterly reports from the independent auditors on, among other things, certain:

(a) Critical accounting policies and practices to be used;

(b) Alternative treatments of financial information within generally accepted accounting principles, ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and

(c) Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	Review and discuss with management and the independent auditors, at least annually:

(a) Developments and issues with respect to reserves.

(b) Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on SLC’s financial statements; and

(c) An annual report from the Chief Financial Officer and/or the Controller relating to accounting policies used in the preparation of the SLC financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof).

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a) The adoption of, or changes to, SLC’s significant auditing and accounting principles and practices as suggested by the independent auditors, ARR, or management;

(b) The management letter provided by the independent auditors and SLC’s response to such letter; and

(c) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•	Review with management its evaluation of SLC’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies in, or material non-compliance with such controls and procedures.

•	Discuss with management SLC’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including SLC’s risk assessment and risk management policies.

•	Establish procedures for the receipt, retention, and treatment of complaints received by SLC regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of SLC of concerns regarding questionable accounting or auditing matters.

Oversight of SLC’s Relationship with the Independent Auditors

•	Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and ARR. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees.”) The Audit Committee shall present its conclusions to the Board, and if so determined by the Audit Committee, take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•	Receive and discuss a report from the independent auditors at least annually regarding:

(a) The independent auditors’ internal quality-control procedures;

(b) Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

(c) Any steps taken to deal with any such issues; and

(d) All relationships between the independent auditors and SLC, in order to assess the independent auditors’ independence.

•	Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit and non-audit services in advance. In accordance with such procedures, the Committee shall approve in advance any audit or non-audit services provided to SLC by the independent auditors, all as required by applicable law or listing standards. Preapproval authority may be delegated to one or more members of the Committee.

•	Review the experience and qualifications of the senior members of the independent auditors’ audit team on an annual basis.

•	Adopt a policy of rotating the independent auditors’ lead audit partner every five years.

•	Recommend to the Board policies for SLC’s hiring of employees or former employees of the independent auditors which guidelines shall meet the requirements of applicable law and listing standards.

Oversight of Audit and Risk Review (ARR)

•	Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•	Review and evaluate the adequacy of the work performed by the Chief Auditor and ARR which shall encompass the examination and effectiveness of SLC’s internal control and quality of performance in carrying out assigned control responsibilities.

•	Review and discuss any difficulties encountered by ARR in the course of their audits, including any restrictions on the scope of their work or access to required information.

•	Review and discuss the adequacy of ARR’s organization, resources, and skills.

Audit Plan

•	Upon recommendation of the independent auditors and the Chief Auditor, review and discuss the scope and plan of the independent audit, and the scope and plan of the work to be done by ARR.

•	Discuss with the independent auditors ARR’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

•	Review annually a summary of compliance with SLC’s Code of Conduct prepared by SLC’s management.

•	Review periodically with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding SLC’s financial statements, accounting or auditing matters or compliance with SLC’s Code of Conduct.

•	Meet periodically with the General Counsel and other appropriate legal staff of SLC to review material legal affairs of SLC and SLC’s compliance with applicable law and listing standards.

•	Receive assurance that the independent auditors’ work has not disclosed the likelihood of any illegal act having occurred that must be reported to the Committee.

ANNEX C

THE STUDENT LOAN CORPORATION

COMPENSATION COMMITTEE CHARTER

Mission

The Compensation Committee (the “Committee”) is responsible for reviewing and recommending to the Board the compensation structure for senior management, in accordance with guidelines established by the Committee from time to time. Further, the Committee approves broad-based and special compensation plans across the Company.

Additionally, the Committee will regularly review the Company’s management resources, succession planning and development activities, as well as the performance of key executives.

The Committee shall also prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Membership

The Committee shall consist of at least three members of the Board of Directors each of whom shall (a) meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

The members of the Compensation Committee and the Compensation Committee Chairman shall be appointed by the Board at the recommendation of the Chairman of the Board.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Annually review and approve, for the Chief Executive Officer and senior management of the Company, base salary, incentive compensation and long-term incentive compensation, such as stock options.

•	Annually review and approve corporate goals and objectives relevant to Chief Executive Officer and senior management compensation, evaluate performance in light of these goals and objectives, and recommend to the Board the Chief Executive Officer’s and senior managers’ compensation based on this evaluation. In determining the compensation of the Chief Executive Officer and senior managers, the Committee will consider the Company’s performance, the value of similar incentive awards to officers at comparable companies and the compensation packages given to senior managers in past years.

•	In consultation with the Chief Executive Officer and Chairman of the Board, conduct a talent and performance review of key senior management members in order to identify opportunities, performance gaps and next steps as part of the Committee’s executive succession planning and development process. The purpose of this review is to ensure that future leaders of the Company are identified and developed as appropriate. The Committee shall report at least once a year to the Board on the Committee’s executive succession planning process.

•	In consultation with the Board and the Chief Executive Officer, as part of its executive succession planning process, review and evaluate potential successors to the Chief Executive Officer.

C-1

•	Annually review employee compensation strategies, benefits and equity programs.

•	Review and approve senior management agreements, severance arrangements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits.

•	Assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities and report annually on assessment of the Committee performance and suggestions for improvement, at the Committee and Board level.

•	Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Review and evaluate candidates for independent directors of the Board, as requested by the Chairman of the Board from time to time.

•	Monitor orientation and continuing education programs for Board members.

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2003 PROXY

THE STUDENT LOAN CORPORATION

Annual Meeting of Stockholders—May 15, 2003, 8:30 A.M. (Eastern Time),

The Rihga Royal Hotel

151 West 54th Street

New York, New York 10019

(212) 307-5000

INSTRUCTIONS—To withhold authority to vote for any individual nominee,

write that nominee’s name on the line provided below.

Evelyn E. Handler and Carl E. Levinson

Stock is NOT to be voted for the following nominee(s) for director:

The undersigned appoints Steven J. Gorey and Yiannis Zographakis, or any of them, proxies, each having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 31, 2003 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 15, 2003 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of Independent Auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted “FOR” the election of directors and “FOR” the ratification of Independent Auditors.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.

This Proxy is Solicited on Behalf of the Board of Directors

PROPOSALS OF THE BOARD OF DIRECTORS

The Directors Recommend a Vote FOR

I.  Election of Directors

☐  FOR          ☐  WITHHOLD*          ☐  ABSTAIN

II.  Ratification of Independent Auditors

☐  FOR             ☐  AGAINST              ☐  ABSTAIN

*	To withhold authority to vote for any individual mark this box AND write that nominee’s name on the line provided on the reverse side of this card.

This Proxy is Solicited on Behalf

of the Board of Directors

Please Sign Here exactly as your name(s)

appear(s) to the left.

Dated:

When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Unless you otherwise indicate, this proxy will be voted “FOR” the election of directors and “FOR” the proposal on Independent Auditors.